UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 7, 2008

PREMIER WEALTH MANAGEMENT, INC.
(Exact name of Registrant as specified in its charter)

Delaware	333-104631	43-1988542
(State or incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Them. Dervis Street, 3rd Floor, CY-1066 Nicosia, Cyprus
(Address of principal executive offices)

011-352 2630 1540
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 7, 2008 Premier Wealth Management, Inc., (the “Company”) entered into a non-binding Term Sheet (the “Term Sheet”) with Transworld Investment Group PLC, a Cayman Island Corporation (“Transworld”) for the acquisition of Transworld from its shareholders. Pursuant to the Term Sheet, Transworld will pay $7.75 million in cash to the Company, and Transworld’s shareholders will transfer all of their entire equity ownership in Transworld to the Company in exchange for the issuance by the Company of 92% of the Company’s common equity to Transworld’s shareholders, as calculated immediately after the transaction. A non refundable payment of $1,000,000 has been paid to the Company already, with an additional nonrefundable amount of $250,000 to be paid to the Company on November 30, 2008, for the purposes of funding certain of the Company’s expenses in connection with completion of Transworld acquisition. The remaining $6.5 million will be paid to the Company upon completion of said transaction. The transaction is subject to final due diligence by both parties, negotiation and completion of definitive transaction documents, appropriate board and stockholder notices and approvals of both parties, and compliance with all requisite filing required to be made with the Securities and Exchange Commission.

The foregoing is a summary only of the Term Sheet, a copy of which is filed as an exhibit to this report, the provisions of which are incorporated by reference herein.

No assurance can be made that the transaction will be completed, that the Company will obtain all necessary approvals or be able to satisfy all of its filing requirements with the Securities Exchange Commission or that due diligence will be satisfactory.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibits are filed with this report:

Exhibit Number	Description

10.1	Term Sheet between Premier Wealth Management, Inc. and Transworld Investment Group PLC A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 12, 2008	PREMIER WEALTH MANAGEMENT, INC.
(Registrant)

	By:	/s/ Nigel Gregg
Nigel Gregg
Chief Executive Officer

Exhibit Number	Description

10.1	Term Sheet between Premier Wealth Management, Inc. and Transworld Investment Group PLC A.